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                                                                 EXHIBIT 3.4

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                      RIGHTS OF CLASS B PREFERRED STOCK OF
                             ANKER COAL GROUP, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     The undersigned, being the duly appointed President and Secretary of Anker Coal Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a class of 10,000 shares of preferred stock designated as Class B Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, there is hereby established a class of the preferred stock of the Corporation, $1,000 par value per share, which class shall be designated as "CLASS B PREFERRED STOCK," and which shall consist of 10,000 shares ("Class B Shares" or singularly a "Class B Share") and which shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and other rights, qualifications, limitations and restrictions.

1. Dividend Rights. No dividends shall be paid on Class B Shares.

2. Rights on Liquidation and Ranking.

     a. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), each holder of Class B Shares (a "Holder") shall be entitled to receive with respect to each Class B Share, before any distribution is made to or set aside for the holders of common stock of the Corporation or any other preferred stock of the Corporation junior to Class B Shares, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to $1,000 (such sum the "Liquidation Preference"). If the assets of the Corporation available for distribution to Holders are insufficient to permit the payment in full of the amount due to the Holders pursuant to this paragraph 2(a), the entire assets of the Corporation available for distribution to Holders shall be divided pro rata among the Holders. A merger or consolidation of the Corporation with another corporation (or other business entity) or a voluntary sale of all or substantially all of the assets of the Corporation shall not be deemed a Liquidation if such transaction does not occur as part of a proceeding with

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respect to the Company under Title 11 of the United States Code or any federal or state law for the protection or creditors or relief of debtors.

     b. With regard to rights to receive distributions upon Liquidation of the Corporation, Class B Shares shall rank (i) junior to the Corporation's Class A, C and D Preferred Stock, and (ii) senior to the Corporation's Common Stock.

3. Voting Rights. Class B Shares generally shall have no voting rights; provided, however, that the Corporation shall not take any of the following actions without the affirmative vote of Holders holding at least fifty percent (50%) of the Class B Shares then outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for such purpose:

     a. amend, alter or repeal any of the provisions of the Corporation's Certificate of Incorporation or Bylaws or pass any shareholders' resolution, including such action effected by merger or similar transaction, if such amendment, alteration, repeal or resolution would affect adversely the preferences, special rights or powers of the Class B Shares (in the event of a merger, an adverse effect to the rights of the Class B Shares shall be presumed if the surviving entity in such merger does not explicitly undertake to provide the same preferences, rights and powers to the Class B Shares as are set forth herein);

     b. increase or decrease (other than by redemption) the total number of authorized Class B Shares;

     c. issue any capital stock, other than the Corporation's Class A Preferred Stock, Class C Preferred Stock and Class D Preferred Stock, that ranks senior to or on a parity with the Class B Shares with respect to right to receive distributions upon Liquidation; or

     d. enter into, authorize or permit any Sale of the Corporation (as defined in Section 4) resulting from a transaction or transactions to which the Corporation is a party unless the provisions of Sections 4 and 5 are complied with.

4.   Redemption.

     a. Subject to paragraph 4(f), Class B Shares shall be redeemed at a cash redemption price per share of $1,375 in the event of (i) the institution of bankruptcy proceedings against the Corporation under Chapters 7 or 11 of the United States Code or (ii) the Sale of the Corporation as defined below. In such event, such redemption shall be effected as provided in Section 5. For purposes hereof, a "Sale of the Corporation", shall be deemed to have occurred at any time that (i) both (A) any Third Party (as defined below) acquires beneficial ownership of a majority of the outstanding Common Stock of the Corporation and (B) the Non-FRC Affiliated Investors (as defined below) beneficially own in the aggregate less than 20% of the outstanding Common Stock of the Corporation; (ii) any merger or consolidation of the Corporation with or into any other entity is consummated if following such transaction both (x) any Third Party beneficially

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owns a majority of the outstanding common stock, partnership interests or other comparable securities of the resulting or surviving entity and (y) the Non-FRC Affiliated Investors beneficially own in the aggregate less than 20% of the outstanding common stock, partnership interests or other comparable securities of the resulting or surviving entity; or (iii) the sale, transfer or other disposition to one or more Third Parties in a transaction or series of transactions of more than 75% of the assets (by value on a consolidated basis prior to such transaction or series of transactions) of the Corporation and its direct or indirect subsidiaries. For the purposes hereof, (1) the term "Non-FRC Affiliated Investors" means JJF Group Limited Liability Company, PPK Group Limited Liability Company, Anker Holding B.V. and their respective "Permitted Transferees" (as such term is defined in the Stockholders Agreement of the Corporation to be entered into on or about August 9, 1996, as amended, supplemented or otherwise modified form time to time (the "Stockholders Agreement")); (2) "Third Party" means any person, entity or group (as such term is used in Rule 13d promulgated under the Securities Exchange Act of 1934, as amended) other than (I) the Funds (as defined in the Stockholders Agreement),
(ii) the Permitted Transferees of the Funds, (III) First Reserve Corporation ("FRC") and (IV) any Affiliate (as defined in the Stockholders Agreement) of any of the entities specified in clause (I), (II) and (III).

     b. Subject to paragraph 4(f), in the event of a public offering of shares of the Corporation registered under the Securities Act of 1933, as amended, other than on Securities and Exchange Commission Form S-4 or Form S-8 (a "Public Offering"), the Class B Shares shall be redeemable in whole but not in part at the option of the Corporation as provided in this clause (b) at a redemption price per share of $1,375 payable by the Corporation in shares of the Corporation's common stock, par value $.01 per share ("Common Stock"). The number of shares of Common Stock to be issued per Class B Share in satisfaction of the redemption price pursuant to this paragraph 4(b) or paragraph 4(c) will equal the quotient obtained by dividing $1,375 by the Average Closing Sale Price (as defined below). The "Average Closing Sale Price" shall be the average closing sale price for the Common Stock on the principal securities exchange where such stock is traded during the twenty consecutive trading days immediately preceding the fifth trading day prior to the redemption date (as determined pursuant to Section 5). The Corporation's right to redeem the Class B Shares pursuant to this paragraph 4(b) shall terminate if the Corporation has not delivered a Paragraph 4(b) Redemption Notice (as defined below) to the registered holders of the Class B Shares on or prior to the expiration of the Paragraph 4(b) Redemption Option Period (as defined below). The right of the Corporation to redeem Class B Shares pursuant to this paragraph 4(b) shall also terminate upon any exercise of the Corporation's right to redeem Class B Shares pursuant to paragraph 4(e) below. "Paragraph 4(b) Redemption Option Period" means the period commencing on the date of the closing of the initial sale of shares pursuant to a Public Offering (the "Public Offering Closing Date") and ending on (x) the one year anniversary of the Public Offering Closing Date if the Public Offering Closing Date is on or prior to the five year anniversary of the initial issuance of Class B Shares or (y) the 45th day after the Public Offering Closing Date if the Public Offering Closing Date is after the five year anniversary of the initial issuance of Class B Shares.


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     c.   Subject to paragraph 4(f), if the Corporation has completed a Public
Offering and the Corporation's right to redeem the Class B Shares pursuant to paragraph 4(b) has terminated pursuant to the penultimate sentence of such paragraph, then the Class B Shares shall be redeemable at the option of the Holders at a redemption price per share of $1,375 payable by the Corporation in shares of Common Stock. The number of shares of Common Stock to be issued per Class B Share in satisfaction of the redemption price under this paragraph
4(c) shall be determined pursuant to paragraph 4(b). The right of the Holders to require the redemption of the Class B Shares pursuant to this paragraph 4(c) shall terminate upon any exercise of the Corporation's right to redeem Class B Shares pursuant to paragraph 4(e).

     d. The Corporation shall have no obligation to redeem Class B Shares pursuant to Section 4(a) to the extent that (i) such redemption would violate any provision of that certain Credit Agreement to be entered into on or about August 9, 1996 among the Corporation and a consortium of banks led by The Chase Manhattan Bank; (ii) all redemptions of the Corporation's Class A or D Preferred Stock required of the Corporation at such time pursuant to the respective terms of such Class A or D Preferred Stock have not been effected or are not effected simultaneously with such redemption of Class B Shares; (iii) there exist accrued but unpaid dividends with respect to the Corporation's Class A, C or D Preferred Stock or (iv) the Corporation has no funds legally available therefor. In the event a redemption under Section 4(a) is prevented by the application of the preceding sentence, such redemption shall take place immediately following the cessation of all of the circumstances described in the preceding sentence.

     e. Subject to paragraph 4(f), Class B Shares shall be redeemable in whole but not in part at any time by the Corporation upon irrevocable prior written notice to the Holders as set forth in paragraph 5(d). In such event, each Class B Share shall be redeemed by the Corporation at a cash price per share equal to $1,375. The right of the Corporation to redeem the Class B Shares pursuant to this paragraph 4(e) shall terminate upon any exercise of the Corporation's redemption option pursuant to paragraph 4(b) or the Holders' redemption option pursuant to paragraph 4(c).

     f. Anything in this Section 4 to the contrary notwithstanding, at any time when the Funds in the aggregate have the right to designate a majority of the Board of Directors of the Corporation pursuant to the Stockholders Agreement, (i) the Class B Shares shall not be redeemed upon any Sale of the Corporation unless such Sale of the Corporation was approved by a majority of the directors of the Corporation who were not designated by the Funds pursuant to the Stockholders Agreement, (ii) the Corporation shall not exercise its right to redeem the Class B Shares pursuant to paragraph 4(b) or paragraph 4(e) unless such redemption is approved by a majority of the directors of the Corporation who were not designated by the Funds pursuant to the Stockholders Agreement and (iii) the occurrence of a Public Offering shall not give rise to any rights of the Holders to cause the redemption of the Class B Shares pursuant to paragraph 4(c) unless such Public Offering was approved by a majority of the directors of the Corporation who were not designated by the Funds pursuant to the Stockholders Agreement.

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     g.  So long as any Class B Shares are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or other distribution in respect of any equity securities issued by the Corporation, other than the Corporation's Class A, C or D preferred stock, nor shall it directly or indirectly redeem, repurchase or otherwise acquire any shares of the Corporation's Common Stock other than pursuant to Section 4.1(b)(i) of the Stockholders Agreement unless all redemptions required at such time pursuant to paragraph 4(a) and 4(c) have been effected or are effected concurrently.

5.   REDEMPTION MECHANICS.

     a. The Corporation shall deliver written notice (a "Paragraph 4(a) Redemption Notice") to each Holder: (i) no later than ten business days prior to the occurrence of any Sale of the Corporation specified in clause (ii) or (iii) of paragraph 4(a) or any Sale of the Corporation specified in said clause (i) of paragraph 4(a) to the extent the Corporation is a party to the transaction specified in said clause (i); (ii) no later than two business days after the Company becomes aware of the occurrence of an event specified in clause (i) of paragraph 4(a) if the Corporation was not a party to such transaction; and (iii) no later than two business days after the institution of bankruptcy proceedings against the Corporation under Chapters 7 or 11 of the United States Code. Each Paragraph 4(a) Redemption Notice shall identify the relevant event to which it relates and, to the extent knowable at the time of the notice, the date of redemption for the Class B Shares. The redemption of the Class B Shares shall occur (x) concurrently with the closing of any transaction specified in clause
(i) of this paragraph 5(a), (y) on the tenth business day following the date of any Paragraph 4(a) Redemption Notice pursuant to clause (ii) of this paragraph 5(a) and (z) in accordance with the terms of Chapters 7 or 11 of the United States Code, as the case may be, after the date of any Paragraph 4(a) Redemption Notice pursuant to clause (iii) of this paragraph 5(a).

     b. The Corporation may redeem the Class B Shares in whole but not in part pursuant to paragraph 4(b) by delivering irrevocable written notice (a "Paragraph 4(b) Redemption Notice") to each of the Holders on or prior to the expiration of the Redemption Option Period. Each Paragraph 4(b) Redemption Notice shall specify the date of redemption, which will be the 45th day after the date of the Paragraph 4(b) Redemption Notice or, if such 45th day is not a business day, the immediately succeeding business day.

     c. The Holders may elect to have the Class B Shares redeemed in whole but not in part pursuant to paragraph 4(c) by delivering irrevocable written notice (a "Paragraph 4(c) Redemption Notice") to the Company. The Paragraph 4(c) Redemption Notice shall specify the date of redemption, which will be the 45th day after the date of the Paragraph 4(c) Redemption Notice or, if such 45th day is not a business day, the immediately succeeding business day.

     d. The Corporation may redeem the Class B Shares in whole but not in part pursuant to paragraph 4(e) by delivering irrevocable written notice (a "Paragraph 4(e) Redemption Notice") to each of the Holders. Each Paragraph 4(e) Redemption Notice shall specify the date


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of redemption, which will be (at the Company's option) no earlier than the fifth business day nor later than the 45th day after the date of the Paragraph 4(e) Redemption Notice.

     e. Unless otherwise agreed by the Corporation and the Holders, the closing of the redemption of the Class B Shares shall take place at the principal executive offices of the Corporation. At the closing of any such redemption (i) the Holders shall deliver to the Corporation the certificates representing the Class B Shares against the payment of the redemption price and
(ii) the Corporation shall deliver to the Holders the redemption price against deliver of the certificates representing the Class B Shares. Unless otherwise agreed by the Holders, any cash redemption price shall be payable in immediately available funds. If the redemption price is payable in shares of Common Stock, at the closing of the redemption the Corporation shall deliver to the holders duly executed certificates representing such shares of Common Stock together with a certificate of the chief financial officer setting forth the calculation of the Average Closing Sale Price. Any shares of Common Stock issued by the Corporation pursuant hereto shall be duly authorized and validly issued free of any pre-emptive rights or other liens, charges or other encumbrances other than those resulting from the actions of the Holders or resulting from the terms of the Stockholders Agreement. The Corporation will use its best effects to cause any shares of Common Stock issued upon redemption of the Class B Shares, immediately upon such issuance, to be listed on any domestic securities exchange upon which shares of Common stock are listed at such time.

     RESOLVED FURTHER, that the President, the Executive Vice President, the Secretary and the Assistant Secretary of the Corporation are each authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, execute and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate or execute or carry out the purpose and intent of the foregoing resolutions.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate as of this 8th day of August, 1996.


                                             /s/ John J. Faltis
                                             -----------------------------
                                             John J. Faltis, President



                                             /s/ Bruce Sparks
                                             -----------------------------
                                             Bruce Sparks, Secretary



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